Exhibit 23.1
Consent of Independent Accountants
We hereby consent to the incorporation by reference in the Registration Statement on Form S-8 (Nos. 333-137672, 333-137924, 333-136261, 333-30122, 333-43958 and 333-126698) of webMethods, Inc. of our report dated December 13, 2006 relating to the financial statements of Infravio, Inc., which appears in the Current Report on Form 8-K/A of webMethods, Inc. dated December 13, 2006.
PricewaterhouseCoopers LLP
McLean, Virginia
December 13, 2006